CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 1, 2025, relating to the financial statements and financial highlights of Angel Oak Funds Trust comprising Angel Oak Multi‐Strategy Income Fund, Angel Oak UltraShort Income Fund, Angel Oak High Yield Opportunities ETF, Angel Oak Mortgage‐Backed Securities ETF, Angel Oak UltraShort Income ETF, and Angel Oak Income ETF, which are included in Form N-CSR for the year ended January 31, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Other Fund Service Providers” in the Statements of Additional Information.

/s/ Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
May 29, 2025